EXHIBIT 5.01

OPINION OF MORRISON & FOERSTER LLP

June 30, 2011

LeapFrog Enterprises, Inc.

6401 Hollis Street, Suite 100

Emeryville, California 94608-1017

Re: LeapFrog Enterprises, Inc. 2011 Equity Incentive Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by LeapFrog Enterprises, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 16,559,975 shares of Class A common stock, $0.0001 par value per share, of the Company (the “Common Shares”), which will be issuable under the LeapFrog Enterprises, Inc. 2011 Equity Incentive Plan (the “Plan”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the Common Shares under the Plan (the “Plan Shares”), and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable Common Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP